NEWS	FOR IMMEDIATE RELEASE
Exhibit 99.1

CORELOGIC REPORTS FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL RESULTS

Strong Operating Performance Highlighted by Revenue Outperformance of Market Trends, Achievement of High End of Profit Guidance and Outstanding Cash Flow and Capital Return

Irvine, Calif., February 26, 2018 - CoreLogic (NYSE: CLGX), a leading global provider of property information, insight, analytics and data-enabled solutions, today reported financial results for the quarter and full-year ended December 31, 2017. Operating and financial highlights appear below:

Fourth Quarter

•
Revenues of $454 million were down 4% as the benefits of growth in insurance & spatial solutions and international as well as pricing actions, market share gains and new products were offset by the impact of an estimated 15% decline in U.S. mortgage origination unit volumes.

•	Operating income from continuing operations rose 13% to $65 million driven principally by productivity and cost management program benefits.

•	Net income from continuing operations increased $59 million to $65 million fueled by operating upsides and a one-time tax benefit attributable to the U.S. Tax Cuts and Jobs Act (“Tax Reform Act”).

•	Diluted EPS from continuing operations was up $0.71 to $0.78. Adjusted EPS totaled $0.55 per share.

•	Adjusted EBITDA totaled $117 million, up from $116 million. Adjusted EBITDA margin was 26%.

•	Repurchased 1.6 million common shares for $75 million.

Full-Year 2017

•
Revenues of $1,851 million were 5% lower than 2016 as an estimated 20% decrease in U.S. mortgage market unit volumes offset growth in insurance & spatial solutions and international as well as the benefits from pricing actions, market share gains and new products.

•
Operating income from continuing operations was down 14% to $239 million as lower mortgage market volumes and the cost of a third quarter legal settlement more than offset benefits from organic growth, productivity and cost management programs.

•	Net income from continuing operations increased 36% to $150 million primarily due to benefits attributable to the Tax Reform Act, organic growth and cost productivity.

•	Diluted EPS from continuing operations rose $0.52 to $1.75. Adjusted EPS totaled $2.37.

•	Adjusted EBITDA totaled $480 million. Adjusted EBITDA margin was 26%.

•	Repurchased 4.6 million shares (5% of outstanding common shares) for $207 million.

“CoreLogic delivered outstanding results both operationally and financially, in 2017. We achieved the top end of our guidance ranges for adjusted EBITDA and adjusted EPS as we significantly outperformed U.S. mortgage market volume trends for the sixth straight year. Importantly, we continued to aggressively invest in building market-leading solutions that provide our clients with unique insights and connect the totality of the real estate ecosystem. These investments position us to be a long-term strategic partner for our clients and the broader real estate industry as we drive to transform underwriting and property valuation, risk management and ongoing monitoring solutions. In addition, the natural benefits of operating leverage driven by our scale and relentless focus on cost productivity has resulted in higher margins and the creation of a durable and highly cash generative business model.  This model allowed us to return $207 million to our shareholders through the repurchase of approximately 5% of our outstanding share count in 2017,” said Frank Martell, President and Chief Executive Officer of CoreLogic.

"We head into 2018 excited by the prospects offered by a stable and growing purchase-driven mortgage market in the U.S. where we have built strong market leading positions that are poised to capitalize on the benefits of high operating leverage and efficiency. In addition, our expanding footprint in insurance & spatial solutions and international markets provide us with sizable opportunities for high margin non-cyclical growth,” Martell added.

Fourth Quarter Financial Summary
Fourth quarter reported revenues totaled $454 million compared with $475 million in the same 2016 period. During the quarter, pricing-related gains and contributions from new products in both the Property Intelligence and Risk Management (PIRM) and Underwriting & Workflow Solutions (UWS) segments and gains from acquisitions partially offset the impact of lower U.S. mortgage loan origination unit volumes. PIRM revenues rose 5% to $180 million, driven principally by market-share gains in insurance & spatial solutions and the benefits of recent acquisitions focused on property insights. UWS segment revenues totaled $276 million, down 10% from 2016 levels, as benefits from pricing, market-share gains and valuation solutions platform upsides partially offset lower mortgage market volumes and the planned diversification by a significant appraisal management client.

Operating income from continuing operations totaled $65 million for the fourth quarter compared with $58 million for the fourth quarter of 2016. The 13% increase in operating income was principally attributable to cost productivity related gains and growth and margin improvement in insurance & spatial solutions, credit solutions and international operations. Fourth quarter operating income margin was 14% compared with 12% for the fourth quarter of 2016.

Fourth quarter net income from continuing operations totaled $65 million compared with $6 million in the same 2016 period. This increase was primarily attributable to a one-time net tax benefit of $38 million attributable to the Tax Reform Act and a fourth quarter 2016 non-cash impairment charge associated with the wind down of two investments in affiliates which had no 2017 counterpart. Diluted EPS from continuing operations totaled $0.78 for the fourth quarter of 2017 compared with $0.07 in 2016. Adjusted diluted EPS totaled $0.55, essentially in line with the fourth quarter of 2016.

Adjusted EBITDA aggregated $117 million in the fourth quarter compared with $116 million in 2016. The increase was principally driven by organic revenue growth and cost productivity which offset the impact of lower U.S. mortgage market volumes. PIRM segment adjusted EBITDA totaled $50 million compared to $51 million in

2016. UWS segment adjusted EBITDA was $72 million, down from $76 million in 2016, as declines in U.S. mortgage loan activity and lower appraisal volumes attributable to the planned diversification by a significant appraisal management client offset benefits from organic growth and cost management programs.

Liquidity and Capital Resources
At December 31, 2017, the Company had cash and cash equivalents of $119 million compared with $72 million at December 31, 2016. Total debt as of December 31, 2017 was $1,777 million compared with $1,619 million as of December 31, 2016. As of December 31, 2017, the Company had available capacity on its revolving credit facility of $700 million.

Net operating cash provided by continuing operations for the twelve months ended December 31, 2017 was $380 million. Free cash flow (FCF) for the twelve months ended December 31, 2017 totaled $304 million, which represented 63% of adjusted EBITDA. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets.

During 2017, the Company repurchased 4.6 million of its common shares for $207 million. This resulted in a reduction of CoreLogic's fully diluted share count of approximately 5%.

Tax Reform Act Impacts
In December 2017, the Tax Reform Act was passed reducing the U.S. federal corporate income tax rate from 35.0% to 21.0% effective as of January 1, 2018, assessing a one-time transition tax on foreign earnings that were previously tax deferred and creating new taxes on certain foreign-sourced earnings. For the year ended December 31, 2017, the Company recorded a $38 million provisional tax benefit related to the remeasurement of its deferred tax balances. CoreLogic is currently analyzing foreign unremitted earnings to reasonably estimate the effects of the one-time transition tax and expect to record the transition tax during 2018. Based on currently available interpretations and information regarding the likely impacts of the Tax Reform Act, the Company projects its normalized effective tax planning rate for 2018 will be approximately 26%, down from 35% in 2017.

Segment and Financial Reporting
During the fourth quarter of 2017, the Company refined its operating segmentation to reflect progress made in its ongoing strategic transformation into a scaled provider of unique property insight, risk management and underwriting solutions. The Company's updated segmentation reflects CoreLogic’s strategic focus on accelerating growth by combining our products and services into unique business solutions, building seamless connections across the real estate ecosystem, driving innovation and enhancing our business processes. Effective as of December 31, 2017, the Company adopted the following operating and reporting segmentation:

•	Property Intelligence and Risk Management Solutions (PIRM) segment includes the Company’s property insights solutions as well as our insurance & spatial solutions and international operations.

•	The Underwriting & Workflow Solutions (UWS) segment comprises the Company’s property tax, credit, flood data and valuation solutions.

The Company believes this updated reporting convention more effectively aligns with our market and operating strategies. Three years of reclassified quarterly segment results (on an unaudited basis) can be accessed at http://investor.corelogic.com. Additional details on the Company’s updated financial reporting will be provided in conjunction with the release of the Company’s 2017 Annual Report on Form 10K.

Teleconference/Webcast
CoreLogic management will host a live webcast and conference call on Tuesday, February 27, 2018, at 8:00 a.m. Pacific time (11:00 a.m. Eastern Time) to discuss these results. All interested parties are invited to listen to the event via webcast on the CoreLogic website at http://investor.corelogic.com. Alternatively, participants may use the following dial-in numbers: 1-844-861-5502 for U.S./Canada callers or 412-858-4604 for international callers. Additional detail on the Company's fourth quarter results is included in the quarterly financial supplement, available on the Investor Relations page at http://investor.corelogic.com.

A replay of the webcast will be available on the CoreLogic investor website for 10 days and through the conference call number 1-877-344-7529 for U.S. participants, 855-669-9658 for Canada participants or 1-412-317-0088 for international participants using Conference ID 10116326.

Media Contact: Alyson Austin, office phone: 949-214-1414, e-mail: alaustin@corelogic.com
Investor Contact: Dan Smith, office phone: 703-610-5410, e-mail: danlsmith@corelogic.com

#######
About CoreLogic

CoreLogic (NYSE: CLGX) is a leading global property information, analytics and data-enabled solutions provider. The Company's combined data from public, contributory and proprietary sources includes over 4.5 billion records spanning more than 50 years, providing detailed coverage of property, mortgages and other encumbrances, consumer credit, tenancy, location, hazard risk and related performance information. The markets CoreLogic serves include real estate and mortgage finance, insurance, capital markets, and the public sector. CoreLogic delivers value to clients through unique data, analytics, workflow technology, advisory and managed solutions. Clients rely on CoreLogic to help identify and manage growth opportunities, improve performance and mitigate risk. Headquartered in Irvine, Calif., CoreLogic operates in North America, Western Europe and Asia Pacific. For more information, please visit www.corelogic.com.

Safe Harbor / Forward Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to the Company's productivity excellence, the

Company's overall financial performance, including future revenue and profit growth, and the Company's margin, tax rate and cash flow profile; and the Company's plans to continue to return capital to shareholders through the share repurchase program. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K, as amended or updated by our Quarterly Reports on Form 10-Q. These additional risks and uncertainties include but are not limited to: limitations on access to or increase in prices for data from external sources, including government and public record sources; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; compromises in the security of our data, including the transmission of confidential information or systems interruptions; difficult conditions in the mortgage and consumer lending industries and the economy generally; our ability to protect proprietary rights; our cost reduction program, technology and growth strategies and our ability to effectively and efficiently implement them; risks related to the outsourcing of services and international operations; our indebtedness and the restrictions in our various debt agreements; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; the inability to control the operations or dividend policies of our partially-owned affiliates; and impairments in our goodwill or other intangible assets. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This press release contains certain non-GAAP financial measures which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. The Company is not able to provide a reconciliation of projected adjusted EBITDA or projected adjusted earnings per share to respective GAAP results due to the unknown effect, timing and potential significance of special charges or gains.

The Company believes that its presentation of non-GAAP measures, such as adjusted EBITDA, adjusted EPS and FCF, provides useful supplemental information to investors and management regarding the Company's financial condition and results. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, stock compensation, non-operating gains/losses and other adjustments. Adjusted EPS is defined as income from continuing operations, net of tax per diluted share, adjusted for stock compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; tax affected at an assumed effective tax rate of 35% and 36% for 2017 and 2016, respectively. The Company's projected 2018 effective tax rate of 26%, to be included in adjusted EPS, reflects expected benefits from the Tax Reform Act. FCF is defined as net cash provided by continuing operating activities less capital expenditures for purchases of property and equipment, capitalized data and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies.

(Additional Financial Data Follow)

CORELOGIC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Operating revenues	$454,157	$474,914	$1,851,117	$1,952,557
Cost of services (exclusive of depreciation and amortization)	229,537	258,360	974,851	1,043,937
Selling, general and administrative expenses	113,117	113,813	459,842	458,102
Depreciation and amortization	46,137	45,145	177,806	172,578
Total operating expenses	388,791	417,318	1,612,499	1,674,617
Operating income	65,366	57,596	238,618	277,940
Interest expense:
Interest income	209	1,132	1,532	3,052
Interest expense	18,004	14,354	63,356	63,392
Total interest expense, net	(17,795)	(13,222)	(61,824)	(60,340)
Loss on early extinguishment of debt	—	(2,188)	(1,775)	(26,624)
Tax indemnification release	—	(23,350)	—	(23,350)
Impairment loss on investment in affiliates	(3,412)	(23,431)	(3,811)	(23,431)
Gain/(loss) on investments and other, net	2,023	13,216	(2,316)	19,779
Income from continuing operations before equity in earnings/(losses) of affiliates and income taxes	46,182	8,621	168,892	163,974
(Benefit)/provision for income taxes	(18,588)	2,540	18,172	54,524
Income from continuing operations before equity in earnings/(losses) of affiliates	64,770	6,081	150,720	109,450
Equity in earnings/(losses) of affiliates, net of tax	46	(99)	(1,186)	496
Net income from continuing operations	64,816	5,982	149,534	109,946
(Loss)/income from discontinued operations, net of tax	(106)	(468)	2,315	(1,466)
(Loss)/gain from sale of discontinued operations, net of tax	—	(1,930)	313	(1,930)
Net income	$64,710	$3,584	$152,162	$106,550
Basic income per share:
Net income from continuing operations	$0.79	$0.07	$1.79	$1.26
(Loss)/income from discontinued operations, net of tax	—	(0.01)	0.03	(0.02)
(Loss)/gain from sale of discontinued operations, net of tax	—	(0.02)	—	(0.02)
Net income	$0.79	$0.04	$1.82	$1.22
Diluted income per share:
Net income from continuing operations	$0.78	$0.07	$1.75	$1.23
(Loss)/income from discontinued operations, net of tax	—	(0.01)	0.03	(0.02)
(Loss)/gain from sale of discontinued operations, net of tax	—	(0.02)	—	(0.02)
Net income	$0.78	$0.04	$1.78	$1.19
Weighted-average common shares outstanding:
Basic	81,656	85,534	83,499	87,502
Diluted	83,539	87,289	85,234	89,122

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONSOLIDATED BALANCE SHEETS
UNAUDITED

(in thousands, except par value)
Assets	2017	2016
Current assets:
Cash and cash equivalents	$118,804	$72,031
Accounts receivable (less allowances of $8,229 and $8,857 in 2017 and 2016, respectively)	256,595	269,229
Prepaid expenses and other current assets	46,837	43,060
Income tax receivable	7,649	6,905
Assets of discontinued operations	383	662
Total current assets	430,268	391,887
Property and equipment, net	447,659	449,199
Goodwill, net	2,250,599	2,107,255
Other intangible assets, net	475,613	478,913
Capitalized data and database costs, net	329,403	327,921
Investment in affiliates, net	38,989	40,809
Deferred income tax assets, long-term	366	1,516
Restricted cash	7,565	17,943
Other assets	96,951	92,091
Total assets	$4,077,413	$3,907,534
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$143,849	$168,284
Accrued salaries and benefits	93,717	107,234
Deferred revenue, current	303,948	284,622
Current portion of long-term debt	70,046	105,158
Liabilities of discontinued operations	1,806	3,123
Total current liabilities	613,366	668,421
Long-term debt, net of current	1,683,524	1,496,889
Deferred revenue, net of current	504,900	487,134
Deferred income tax liabilities, long-term	102,571	120,063
Other liabilities	165,176	132,043
Total liabilities	3,069,537	2,904,550

Equity:
CoreLogic, Inc.'s ("CoreLogic") stockholders' equity:
Preferred stock, $0.00001 par value; 500 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00001 par value; 180,000 shares authorized; 80,885 and 84,368 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1	1
Additional paid-in capital	224,455	400,452
Retained earnings	877,111	724,949
Accumulated other comprehensive loss	(93,691)	(122,418)
Total CoreLogic stockholders' equity	1,007,876	1,002,984
Total liabilities and equity	$4,077,413	$3,907,534

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	For the Twelve Months Ended
	December 31,
(in thousands)	2017	2016
Cash flows from operating activities:
Net income	$152,162	$106,550
Less: Income/(loss) from discontinued operations, net of tax	2,315	(1,466)
Less: Gain/(loss) from sale of discontinued operations, net of tax	313	(1,930)
Net income from continuing operations	149,534	109,946
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	177,806	172,578
Amortization of debt issuance costs	5,650	5,785
Provision for bad debt and claim losses	16,725	18,869
Share-based compensation	35,867	39,849
Tax benefit related to stock options	—	(2,315)
Equity in losses/(earnings) of affiliates, net of taxes	1,186	(496)
Gain on sale of property and equipment	(246)	(31)
Loss on early extinguishment of debt	1,775	26,624
Deferred income tax	(40,769)	18,213
Impairment loss on investment in affiliates	3,811	23,431
Tax indemnification release	—	23,350
Loss/(gain) on investments and other, net	2,316	(19,779)
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	15,522	(24,391)
Prepaid expenses and other current assets	4,942	2,823
Accounts payable and accrued expenses	(44,629)	(29,267)
Deferred revenue	36,577	53,682
Income taxes	(43)	28,740
Dividends received from investments in affiliates	1,198	9,044
Other assets and other liabilities	12,708	(42,652)
Net cash provided by operating activities - continuing operations	379,930	414,003
Net cash provided by/(used in) operating activities - discontinued operations	3,655	(444)
Total cash provided by operating activities	$383,585	$413,559
Cash flows from investing activities:
Purchases of subsidiary shares from and other decreases in noncontrolling interests	$—	$(18,023)
Purchases of property and equipment	(40,508)	(45,211)
Purchases of capitalized data and other intangible assets	(34,990)	(35,507)
Cash paid for acquisitions, net of cash acquired	(189,923)	(396,941)
Purchases of investments	(5,900)	(3,366)
Proceeds from sale of marketable securities	—	21,819
Proceeds from sale of property and equipment	335	31
Proceeds from sale of investments	1,000	2,451
Change in restricted cash	7,947	(7,017)
Net cash used in investing activities - continuing operations	(262,039)	(481,764)
Net cash provided by investing activities - discontinued operations	—	—
Total cash used in investing activities	$(262,039)	$(481,764)
Cash flows from financing activities:
Proceeds from long-term debt	$1,995,000	$962,000
Debt issuance costs	(14,294)	(6,314)
Debt extinguishment premium	—	(16,271)
Repayment of long-term debt	(1,842,290)	(709,983)
Shares repurchased and retired	(207,416)	(195,003)
Proceeds from issuance of shares in connection with share-based compensation	9,595	14,907
Minimum tax withholdings related to net share settlements	(14,043)	(10,507)
Tax benefit related to stock options	—	2,315
Net cash (used in)/provided by financing activities - continuing operations	(73,448)	41,144
Net cash used in financing activities - discontinued operations	—	—
Total cash (used in)/provided by financing activities	$(73,448)	$41,144
Effect of exchange rate on cash	(1,325)	2
Net change in cash and cash equivalents	$46,773	$(27,059)
Cash and cash equivalents at beginning of year	72,031	99,090
Less: Change in cash and cash equivalents of discontinued operations	3,655	(444)
Plus: Cash swept from/(to) discontinued operations	3,655	(444)
Cash and cash equivalents at end of year	$118,804	$72,031

Please refer to the full Form 10-K filing for the complete financial statements and related notes that are an integral part of the financial statements.

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EBITDA
UNAUDITED

	For the Three Months Ended December 31, 2017
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$28,025	$54,752	$(17,961)	$—	$64,816
Income taxes	—	—	(18,558)	—	(18,558)
Depreciation and amortization	25,077	15,374	5,686	—	46,137
Interest expense, net	323	104	17,368	—	17,795
Share-based compensation	1,428	543	4,338	—	6,309
Non-operating (gains)/losses	(4,839)	548	2,272	—	(2,019)
Efficiency investments	—	—	10	—	10
Transaction costs	—	779	1,287	—	2,066
Amortization of acquired intangibles included in equity in losses of affiliates	156	—	—	—	156
Adjusted EBITDA	$50,170	$72,100	$(5,558)	$—	$116,712

	For the Three Months Ended December 31, 2016
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$29,986	$39,020	$(63,024)	$—	$5,982
Income taxes	—	—	2,627	—	2,627
Depreciation and amortization	25,101	15,706	4,338	—	45,145
Interest expense, net	569	400	12,253	—	13,222
Share-based compensation	2,186	2,468	5,337	—	9,991
Non-operating (gains)/losses	(7,474)	17,870	28,075	—	38,471
Efficiency investments	—	—	(15)	—	(15)
Transaction costs	9	—	25	—	34
Amortization of acquired intangibles included in equity in losses of affiliates	156	567	—	—	723
Adjusted EBITDA	$50,533	$76,031	$(10,384)	$—	$116,180

	For the Year Ended December 31, 2017
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$86,988	$222,928	$(160,382)	$—	$149,534
Income taxes	—	—	17,438	—	17,438
Depreciation and amortization	99,558	57,397	20,851	—	177,806
Interest expense	1,721	944	59,159	—	61,824
Share-based compensation	5,952	5,990	23,925	—	35,867
Non-operating losses	12,341	9,606	6,568	—	28,515
Efficiency investments	—	2,220	1,604	—	3,824
Transaction costs	—	779	3,747	—	4,526
Amortization of acquired intangibles included in equity in earnings of affiliates	625	204	—	—	829
Adjusted EBITDA	$207,185	$300,068	$(27,090)	$—	$480,163

	For the Year Ended December 31, 2016
(in thousands)	PIRM	UWS	Corporate	Elim	CoreLogic
Net income/(loss) from continuing operations	$105,349	$237,767	$(233,170)	—	$109,946
Income taxes	—	—	55,537	—	55,537
Depreciation and amortization	101,196	53,823	17,559	—	172,578
Interest expense	2,393	1,709	56,238	—	60,340
Share-based compensation	9,782	8,557	21,510	—	39,849
Non-operating (gains)/losses	(7,475)	17,874	42,783	—	53,182
Efficiency investments	—	—	1,446	—	1,446
Transaction costs	39	2,709	4,111	—	6,859
Amortization of acquired intangibles included in equity in earnings of affiliates	625	2,265	—	—	2,890
Adjusted EBITDA	$211,909	$324,704	$(33,986)	$—	$502,627

CORELOGIC, INC.
RECONCILIATION OF ADJUSTED EPS
UNAUDITED

	For the Three Months Ended December 31,
(diluted income per share)	2017	2016
Net income from continuing operations	$0.78	$0.07
Share-based compensation	0.08	0.11
Non-operating (gains)/losses	(0.02)	0.44
Transaction costs	0.02	—
Depreciation and amortization of acquired software and intangibles	0.22	0.19
Amortization of acquired intangibles included in equity in losses of affiliates	—	0.01
Income tax effect on adjustments	(0.53)	(0.26)
Adjusted EPS	$0.55	$0.56

	For the Year Ended December 31,
	2017	2016
Net income from continuing operations	$1.75	$1.23
Share-based compensation	0.42	0.45
Non-operating losses	0.33	0.60
Efficiency investments	0.04	0.02
Transaction costs	0.05	0.08
Depreciation and amortization of acquired software and intangibles	0.82	0.72
Amortization of acquired intangibles included in equity in earnings of affiliates	0.01	0.03
Income tax effect on adjustments	(1.05)	(0.71)
Adjusted EPS	$2.37	$2.42

CORELOGIC, INC.
RECONCILIATION TO FREE CASH FLOW
UNAUDITED

(in thousands)	For the Year Ended December 31, 2017
Net cash provided by operating activities - continuing operations	$379,930
Purchases of property and equipment	(40,508)
Purchases of capitalized data and other intangible assets	(34,990)
Free Cash Flow	$304,432